EXHIBIT 10.28

FRANCHISE DEVELOPMENT AGREEMENT
(Non-exclusive/Exclusive)

THIS FRANCHISE DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into this ___ day of __________, 20___, by and between EL POLLO LOCO, INC., a Delaware corporation, with its principal place of business at 3535 Harbor Blvd, Suite 100, Costa Mesa, California 92626 (referred to herein as “El Pollo Loco” or “Franchisor”) and ________________________________, with its principal place of business at _____________________________________ (“Developer”).

RECITALS

A.           Franchisor owns certain proprietary and other property rights and interests in and to the “El Pollo Loco” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress designs and commercial symbols as Franchisor may from time to time authorize or direct Developer to use in connection with the operation of an “El Pollo Loco” Restaurant (the “El Pollo Loco® Marks”).  Franchisor has a distinctive plan for the operation of retail outlets for the sale of flame-broiled food items and related products, which plan includes but is not limited to the El Pollo Loco® Marks and the Operations Manual (the “Manual”), policies, standards, procedures, employee uniforms, signs, menu boards and related items, and the reputation and goodwill of the El Pollo Loco® chain of restaurants (collectively, the “El Pollo Loco® System”).

B.           Developer represents that it is experienced in and has independent knowledge of the nature and specifics of the restaurant business.  Developer represents that in entering into this Agreement it has relied solely on its personal knowledge and has not relied on any representations of Franchisor or any of its officers, directors, employees or agents, except those representations contained in any legally required Disclosure Document delivered to Developer.

C.           Developer desires to obtain development rights for multiple restaurants from Franchisor within a specified geographical (the “Territory”) specified in Exhibit “A” attached hereto and made a part hereof (or if single unit replace with “Developer desires to obtain development rights for a single restaurant from Franchisor within a specified address (the “Territory”) specified in Exhibit “A” attached hereto and made a part hereof.”)

D.           Franchisor is willing to grant the (non-exclusive/exclusive) right to develop and open El Pollo Loco® restaurant(s) within the Territory referenced in Exhibit “A.”

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.	Development Rights in Territory.

1.1          Franchisor hereby grants to Developer, subject to the terms and conditions of this Agreement (if 2.11 applicable add “, and specifically Section 2.11 hereof,”) and as long as Developer shall not be in default of this Agreement or any other development, franchise or other agreement between Developer and Franchisor, (non-exclusive/exclusive) development rights to establish and operate ____ franchised restaurant(s), and to use the El Pollo Loco® System solely in connection therewith, at specific locations to be designated in separate Franchise Agreement(s) (the “Franchise Agreements”).  (If exclusive agreement, add “Developer expressly acknowledges that the exclusive rights granted herein apply only to the right to develop new restaurants in the Territory, and no exclusive territory or radius protection for the term of any Franchise Agreement is granted herein.”)  The Franchise Agreements (and all ancillary documents attached as Exhibits to the Franchise Agreement, including the Personal Guarantee) executed in accordance with this Agreement shall be in the form currently in use by Franchisor at the time of execution of the Franchise Agreement and shall be executed individually by each person, partner, member or shareholder.

1.2          (Only applies to multi-unit Development Agreement – delete if single-unit Development Agreement).  Prior to or concurrent with the execution of this Agreement, Developer shall meet with Franchisor’s development representatives and prepare a market development plan for the units to be constructed and opened by Developer in the Territory (identifying specific key areas, key intersections and trade areas in the Territory) and all development pursuant to this Agreement shall be in accordance with this plan (the “Market Plan”).  The Market Plan shall include proposed areas where sites may be located, ranking and prioritization of site locations and other information customarily used by market planners in the restaurant industry.  Developer and Franchisor shall jointly approve the Market Plan.

2.0	Limitation on Development Rights.

2.1          Developer must submit one or more site(s) for approval, enter into binding leases or purchase agreements and open to the public the number of El Pollo Loco® restaurant(s) on such approved sites each calendar year as required on the Development Schedule, all as set forth on Exhibit “B” attached hereto and made a part hereof.

2.2          For purposes of the Development Schedule in Exhibit “B”, no credit will be given for the development of El Pollo Loco® restaurant(s) outside the Territory, regardless of the fact that Developer may, upon proper application, obtain from Franchisor an El Pollo Loco® Franchise Agreement (“Franchise Agreement”) for any such development.

2.3          Although this Agreement affords the Developer the right to develop and open El Pollo Loco® restaurant(s) within the Territory, as set forth on Exhibit “A”, all restaurant(s) developed under this Agreement must be duly licensed through individual Franchise Agreement(s).  Developer will execute El Pollo Loco’s then standard Franchise Agreement in use at the time of execution for each restaurant developed under this Agreement, and agrees to pay Franchisor the current fees, royalties and other required payments in accordance with the Disclosure Document then in effect.  Execution of the appropriate Franchise Agreement and payment of the initial franchise fee and/or any other required fees must be accomplished prior to the commencement of construction at any site.

2.4          Developer must satisfy all Franchisor’s financial and operational criteria then in effect prior to El Pollo Loco's execution of each standard Franchise Agreement issued pursuant to this Agreement.  Developer shall provide Franchisor with current information pertaining to Developer's financial condition and the financial condition of the majority and managing members/partners/shareholders of Developer at any time upon El Pollo Loco's request and in no event less than once annually.  Developer acknowledges that, among other things, it will be required to submit annual financial statements of Developer and personal financial statements of each of its principal owners and Managing Members to be eligible for financial approval by El Pollo Loco.   In the event any of the majority owners of Developer shall also be the Managing Members and/or majority owners of any other entity which is a franchisee of El Pollo Loco, then each such franchisee entity must be operationally and financially approved by Franchisor before approval for expansion will be granted to any one franchisee entity.  “Managing Members” shall be any individuals who are designated as the primary decision makers or general managers of the franchisee entity and those individuals who (individually or collectively) own at least 51% interest in the franchisee entity.

2.5          Developer shall use its best efforts to retain qualified real estate professionals (including licensed brokers) to locate proposed sites for the Restaurant(s).  Developer shall submit proposed sites for each franchise Restaurant unit to be developed under this Agreement for acceptance by Franchisor’s Real Estate Site Approval Committee (“RESAC”), together with such site information as may be reasonably required by Franchisor to evaluate the proposed site, no later than the dates set forth in Exhibit “B” as RESAC Submittal Dates, the first of which shall be approximately ninety (90) days after execution of this Agreement.  Franchisor may require, as a condition to its approval of a site, a site description and analysis, traffic and other demographic information, all in such format as the Franchisor may require, which information shall include, without limitation, a study prepared by a third party reasonably acceptable to the Franchisor analyzing the impact of the proposed site on other franchised restaurants surrounding or within the vicinity of such proposed site.  All such analyses, information and studies shall be prepared at the sole cost and expense of Developer.

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Franchisor shall send representatives to evaluate proposed site(s) for each Restaurant to be developed under this Agreement, and Franchisor will do so at its own expense for the first two proposed sites for each Restaurant.  If Franchisee proposes, and Franchisor evaluates, more than two sites for each Restaurant, then Franchisee shall reimburse Franchisor for the reasonable costs and expenses incurred by Franchisor’s representatives in connection with the evaluation of such additional proposed site(s), including, without limitation, the costs of lodging, travel and meals.  In addition, as a condition to reviewing a proposed site for the Restaurant, and to determine the impact a proposed site may have on other existing restaurants operating under the El Pollo Loco® System, Franchisor may require Franchisee to pay for a market study conducted by a third party of the proposed site and the surrounding geographic area.

2.6          Provided there exists no default by Developer under this Agreement or any other development, franchise or other agreement between Franchisor and Developer, Franchisor shall evaluate each site proposed for which Developer has provided all necessary evaluation information, and shall promptly after receipt of Developer’s proposal, send to Developer written notice of acceptance or non-acceptance of the site.

2.7          No later than the Site Commitment Dates set forth in Exhibit “B”, Developer shall submit for the approved site to Franchisor for its review and approval of:
(i) a fully negotiated but unexecuted lease, which may only subject to obtaining necessary governmental permits and for which the term with renewal options is not less than the initial term of the Franchise Agreement.  The unexecuted form of the lease must be submitted to Franchisor to review for the required terms and conditions listed in this Section 2.7 prior to full execution of the lease.  Franchisor will notify Developer upon their approval of the inclusion of such required terms and conditions.  Developer will then provide a final executed copy of the lease to Franchisor; and
(ii) a purchase agreement
.  Should Developer purchase the site using another entity other than the franchise entity, Developer must then enter into a lease with the Franchise entity as the lessee and the purchasing entity as the lessor and must comply with all the requirements of Section 2.7).

Any lease to be entered into by Developer shall include the following terms and conditions which may be contained in the body of the lease or in a signed addendum to the lease in a form approved by Franchisor:

a)           The landlord consents to Developer’s use of the premises as an El Pollo Loco restaurant and such restaurant may be open for business during the required days and hours set forth in the Operations Manual from time to time;

b)           The landlord agrees to furnish the Franchisor with copies of any and all notices of default, if any, pertaining to the lease and the premises, at the same time that such notices are sent to Developer;

c)           The landlord agrees that, subject to any other applicable provisions in the Franchise Agreement, the Franchisor shall have the right, at its sole option and without any obligation whatsoever to do so, to assume Developer’s occupancy rights under the lease for the remainder of the term upon Developer’s default or termination under such lease, the termination of the Franchise Agreement or the exercise by the Franchisor of its right of first refusal or right to purchase as set forth in the Franchise Agreement; and

d)           That upon termination or expiration of the lease for any reason, Developer shall, upon Franchisor’s demand, remove all of the El Pollo Loco Marks from the Restaurant and the premises and modify the décor of the Restaurant so that it no longer resembles, in whole or in part, an “El Pollo Loco” Restaurant and that if Developer shall fail to do so, Franchisor may be given written notice and the right to enter the premises to make such alterations in which event Developer shall reimburse Franchisor for all direct and indirect costs and expenses it may incur in connection therewith, including attorneys’ fees.

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Franchisor shall have no liability under any lease or purchase agreement for the any Restaurant location developed under this Agreement and shall not guaranty Developer’s obligations thereunder.  Upon approval by Franchisor of the form of Developer’s lease and execution of a lease for a site by Developer, Developer shall furnish to Franchisor a fully executed copy of such lease and any amendments thereto within fifteen (15) calendar days of such execution.  Franchisor shall have no obligation to assist Developer to negotiate its leases.

The lease may not contain a non-competition covenant which restricts Franchisor or any franchisee or licensee of Franchisor, from operating an El Pollo Loco Restaurant or any other retail restaurant, unless such covenant is approved by Franchisor in writing prior to the execution by Developer of the lease.

Each subsequent site to be developed pursuant to the Development Schedule shall be submitted for approval by RESAC by the date set forth in Exhibit “B”.  Similarly, each fully executed lease (executed upon prior review and approval by Franchisor) or purchase agreement (with all contingencies to Developer’s obligations waived or satisfied, except permitting contingencies) relating to each subsequent site shall (1) be delivered to Franchisor on or before the Site Commitment Date for each respective Restaurant as set forth in Exhibit “B” and (2) prior to the commencement of construction of the Restaurant and the execution of your Franchise Agreements and (3) the payment of your initial Franchise Fees for each site.

Site approval does not assure that a Franchise Agreement will be executed.  Execution of the Franchise Agreement is contingent upon Developer completing the purchase or lease of the proposed site within sixty (60) days after approval of the site by the Franchisor.

2.8          Developer acknowledges that time is of the essence in this Agreement.  If Developer has not obtained approval and entered into a binding lease or purchase agreement for each site for Restaurant(s) to be developed under this Agreement by the applicable Site Commitment Date, Developer shall be in default of its obligations under the Development Schedule and Franchisor shall be entitled to exercise its rights and remedies under this Agreement, up to and including termination of this Agreement.  Without limiting Franchisor’s rights and remedies under this Agreement, should Developer fail to meet its obligations under the Development Schedule to deliver a binding lease or purchase agreement to Franchisor for each Restaurant by the Site Commitment Date, Developer may, among other things, and at Franchisor’s election and upon written notice by Franchisor as set forth in Section 11.3 below, lose its exclusive rights in the Territory.

Developer also acknowledges that it is required pursuant to this Agreement to open Restaurants in the future pursuant to dates set forth in the Development Schedule attached as Exhibit “B”.  If Developer fails to meet the opening date for any Restaurant to be developed under this Agreement, Developer shall be in default and Franchisor shall be entitled to exercise all rights and remedies available to Franchisor, including rights set forth in Sections 11.1 and 11.2 and the remedies set forth in Section 11.3.  Developer acknowledges that if Developer fails to open Restaurants in a timely manner pursuant to the Development Schedule, Franchisor will suffer lost revenues, including royalties and other fees which would be difficult to calculate and which Franchisor would have received had Developer met the agreed schedule or had Franchisor had the right to grant development rights to others in the Territory.

Developer acknowledges that the estimated initial investment and estimated expenses set forth in Items 6 and 7 of our Uniform Disclosure Document are subject to and likely to increase over time, and that future Restaurants will likely involve a greater initial investment and operating capital requirements than those stated in the Disclosure Document provided to you prior to your execution of this Agreement.

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Developer understands and acknowledges that in accepting Developer’s proposed site or by granting a franchise for each approved site, Franchisor does not in any way, endorse, warrant or guarantee either directly or indirectly the suitability of such site or the success of the franchise business to be operated by Developer at such site.  The suitability of the site and the success of the franchise business depend upon a number of factors outside of Franchisor’s control, including, but not limited to, the Developer’s operational abilities, site location, consumer trends and such other factors that are within the direct control of the Developer.

Developer also acknowledges that it is required pursuant to this Agreement to retain only those design and construction professionals for the construction of the Restaurant who have met our criteria and have signed the Preferred Development Professional Agreement in the form attached hereto as Exhibit “D”.

2.9          Franchisor shall retain the right to:

a)           Open and operate El Pollo Loco® non-traditional restaurants or franchise others to open and operate El Pollo Loco® non-traditional restaurants, at all universities, colleges, airports, hospitals, municipal facilities, public transportation facilities, shopping malls (not including out parcels), stadiums, amusement parks, drug stores, supermarkets, department stores, truck stops, hotel or motel chains, stadiums and similar locations of a "non-standard" nature, regardless of location within the Territory;

b)           Operate or franchise others to operated an El Pollo Loco restaurant located within the Territory which have been acquired by El Pollo Loco either as of or after the date of this Agreement;

c)           Sell the same or similar products (using the Marks or not) to customers at retail locations, through internet, telemarketing or direct marketing means.  We reserve the right to operate and franchise other restaurants having the same or similar menu items; and

d)           Convert the Territory from an exclusive to a non-exclusive Territory upon sixty (60) days written notice in the event Franchisor completes an acquisition of ten (10) or more real estate locations in a single transaction (“Acquisition Locations”), some or all of which are located within the Territory, including restaurants operating under another trade name.  Notwithstanding the foregoing, Franchisor shall grant Developer a fifteen (15) day right of first refusal to acquire Franchisor’s rights in Acquisition Locations in the Territory at the same purchase price paid by Franchisor for each location, including reasonable closing costs.  If Developer submits written notice of its intent to exercise the right of first refusal in a timely manner, it shall complete the transaction for the Acquisition Locations within sixty (60) days from the date of its notice and retain its exclusive rights to the Territory.

2.10        The purpose of this Agreement is to promote orderly incremental growth within the El Pollo Loco® System. The acquisition of existing El Pollo Loco® restaurants by Developer does not represent incremental growth and, therefore, does not satisfy the terms of this Agreement pertaining to development.

2.11       (To be added where there are existing restaurants in the territory)  Developer acknowledges that Franchisor (i) is operating a unit or (ii) has granted franchise rights in or (iii) approved a new site for development for those locations identified in Exhibit “C” attached hereto and incorporated herein by this reference.  Developer further acknowledges that Franchisor retains discretion to approve or disapprove any proposed location for development under this Agreement if, in Franchisor’s reasonable judgment, such proposed location is not suitable for an El Pollo Loco® restaurant or such proposed location will have a material adverse effect on the profitability of another existing El Pollo Loco® location (or approved site) in the Territory.  Developer covenants to use its reasonable best efforts to avoid selecting proposed locations that would adversely impact pre-existing locations in the Territory.

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3.0          Development Fee.

Developer shall pay to Franchisor upon execution of this Agreement a non-refundable Development Fee (the “Development Fee”) equal to Ten Thousand Dollars ($10,000.00), in immediately available funds, for each Restaurant to be developed under this Agreement.  The Development Fee is consideration for this Agreement.  The Development Fee is not consideration for any Franchise Agreement and is non-refundable.  The $10,000 Development Fee for each Restaurant shall be applied against the initial franchise fee payable upon the execution of the Franchise Agreement applicable to such Restaurant.  If this Agreement is terminated pursuant to Sections 10.0 or 11.0 below, all Development Fees or any unused portion thereof, shall be immediately forfeited to Franchisor in consideration of the rights granted in the Territory up to the time of termination.

4.0          Term of Development Agreement.

This Agreement shall commence on the date specified in Exhibit "B". Unless terminated pursuant to Section 10.0 or 11.0 below, it shall expire upon the earlier of the date specified in Exhibit "B" or upon the opening of the last restaurant listed in the Development Schedule.

5.0          Territory Conflicts.

5.1          Any continued operation of a restaurant operated by Franchisor or a franchisee of Franchisor within the Territory on or before the date of this Agreement shall not be considered to constitute a breach of this Agreement.

5.2          The rights granted Developer in this Agreement are subject to any prior territorial rights of other franchisees which may now exist in the Territory, whether or not those rights are currently being enforced. In the event of a conflict in territorial rights, whether under a Franchise Agreement or separate territorial or development agreement, the earlier in time shall prevail. Developer shall be free to negotiate with any person, corporation or other entity, which claims territorial rights adverse to the rights granted under this Agreement, for the assignment of those prior territorial rights. For this purpose, Franchisor agrees to approve any such assignment not in conflict with the other terms of this Agreement, subject to the condition of any Franchise Agreements involved, and current policies pertaining to assignments, including, but not limited to, satisfaction of all past due debts owed to Franchisor and the execution of a General Release.

5.3          In the event of third party claims to the right to develop any Territory other than those specified above, it is the responsibility of El Pollo Loco, where the right is exclusive, to protect and maintain Developer's right to the Development of the Territory. However, if it appears to El Pollo Loco, in its sole discretion, that protection of the Territory by legal action is not advisable, whether due to the anticipation of, or the actual protracted nature of the action, the costs involved, the uncertainty of outcome, or otherwise, Franchisor has the right to terminate this Agreement, provided that it refunds to Developer the balance, if any, of the Development Fee made pursuant to Section 3.0, which has not been applied against the initial franchise fees for Franchise Agreement(s) to be acquired under this Agreement.

6.0          Proprietary Rights of El Pollo Loco.

6.1          Developer expressly acknowledges El Pollo Loco's exclusive right, title, and interest in an to the trade name, service mark and trademark "El Pollo Loco", and such other trade names, service marks, and trademarks which are designated as part of the El Pollo Loco® System (the "Marks"), and Developer agrees not to represent in any manner that Developer has any ownership in El Pollo Loco® Marks. This Agreement is not a Franchise Agreement. Developer may not open an El Pollo Loco® restaurant or use the El Pollo Loco® Marks at a particular site until it executes a Franchise Agreement for that site. Developer's use of the El Pollo Loco® Marks shall be limited to those rights granted under each individual Franchise Agreement.  Notwithstanding the foregoing, El Pollo Loco® may authorize Developer in writing to use the Marks in connection with advertising and marketing activities in connection with this Agreement.  Developer expressly agrees that such usage is limited to those specific activities or promotional materials approved by El Pollo Loco’s marketing department in advance.   Developer further agrees that its use of the Marks shall not create in its favor any right, title, or interest in or to El Pollo Loco® Marks, but that all of such use shall inure to the benefit of El Pollo Loco, and Developer has no rights to the Marks except to the degree specifically granted by the individual Franchise Agreement(s). Building designs and specifications, color schemes and combinations, sign design specifications, and interior building layouts (including equipment, equipment specification, equipment layouts, and interior color schemes and combinations) are acknowledged by Developer to comprise part of the El Pollo Loco® System. Developer shall have no right to license or franchise others to use the Marks by virtue of this Agreement.

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6.2          Developer acknowledges that, in connection with its execution of this Agreement, it may receive confidential and proprietary information regarding the El Pollo Loco® System.  Developer recognizes the unique value and secondary meaning attached to the El Pollo Loco® Marks and the El Pollo Loco® System, and Developer agrees that any noncompliance with the terms of this Agreement or any unauthorized or improper use will cause irreparable damage to Franchisor and its franchisees. Developer, therefore, agrees that if it should engage in any such unauthorized or improper use during, or after, the term of this Agreement, Franchisor shall be entitled to both seek temporary and permanent injunctive relief from any court of competent jurisdiction in addition to any other remedies prescribed by law.

7.0          Insurance and Indemnification.

7.1          During the term of this Agreement, Developer shall obtain and maintain insurance coverage for public liability, including products liability, in the amount of at least One Million Dollars ($1,000,000.00) combined single limit. Developer also shall carry such worker's compensation insurance as may be required by applicable law.

7.2          Franchisor shall be named as an additional insured on all such insurance policies and shall be provided with certificates of insurance evidencing such coverage. All public liability and property damage policies shall contain a provision that El Pollo Loco, although named as an insured, shall nevertheless be entitled to recover under such policies on any loss incurred by El Pollo Loco, its affiliates, agents and/or employees, by reason of the negligence of Developer, its principals, contractors, agents and/or employees. All policies shall provide Franchisor with at least thirty (30) days notice of cancellation or termination of coverage.

7.3          Franchisor reserves the right to specify reasonable changes in the types and amounts of insurance coverage required by this Section 7.0. In the event that Developer fails or refuses to obtain or maintain the required insurance coverage from an insurance carrier acceptable to El Pollo Loco, Franchisor may, in its sole discretion and without any obligations to do so, procure such coverage for Developer. In such event, Developer agrees to pay the required premiums or to reimburse such premiums to Franchisor upon written demand.

7.4          Developer agrees to defend at its own cost and to indemnify and hold harmless El Pollo Loco, its parent corporations, affiliates, shareholders, directors, officers, employees and agents from and against any and all loss, costs, expenses (including, without limitation, attorneys' fees), damages and liabilities, however caused, resulting directly or indirectly from all of Developer’s activities under the Development Agreement. Such loss, costs, expenses, damages, liabilities and claims shall include, without limitation, those arising from the death or injury to any person, or arising from damage to the property of Developer or El Pollo Loco, their affiliates, agents or employees, or any third person, firm or corporation, whether or not such losses, costs, expenses, damages, liabilities or claims were actually or allegedly caused, in whole or in part through the negligence of Franchisor or any of its affiliates, agents or employees, or resulted from any strict liability imposed on Franchisor or any of its affiliates, agents or employees.

7.5          The provisions of this Section 7.0 shall expire as to each Restaurant to be developed under this Agreement upon execution of a Franchise Agreement for such Restaurant.  The provision of the Franchise Agreement, in particular, Section 9 thereof (insurance and Indemnification) shall supersede this Section 7.0 and govern the rights and obligations of the parties prospectively.

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8.0          Transfer of Rights.

8.1          This Agreement shall inure to the benefit of Franchisor and its successors and assigns, and is fully assignable by El Pollo Loco.

8.2          The parties acknowledge that this Agreement is personal in nature with respect to Developer, being entered into by Franchisor in reliance upon and in consideration of the personal skills, qualifications and trust and confidence reposed in Developer and Developer's present partners, managing members or officers if Developer is a partnership, a limited liability company or a corporation. Therefore, the rights, privileges and interests of Developer under this Agreement shall not be assigned, sold, transferred, leased, divided or encumbered, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise without the prior written consent of El Pollo Loco, which consent may be given or withheld in El Pollo Loco’s sole discretion.  For purposes of this Section, a sale of stock, or any membership or partnership interest in Developer, or a merger or other combination of Developer shall be considered a transfer of Developer's interest prohibited hereunder.  Notwithstanding the foregoing, Developer shall be permitted to establish operating entities to serve as Franchisee, under the Franchise Agreements, provided the ownership mirrors that of Developer (e.g., Developer consists of persons A (50%), B (25%) and C (25%).  Franchisee also must consist of the same three (3) persons with the same percentage of ownership).  All other entity structures shall require the prior written approval of Franchisor.  Developer shall pay an administrative fee of Five Hundred Dollars ($500.00) per transfer for each permitted transfer to an Entity where such transfer is for the convenience of ownership only and does not involve a change of principals of the business.  Where Developer desires to add new principals to the Developer or any Franchisee entity, Developer shall pay to Franchisor an additional $2,500 per new principal to cover Franchisor’s administrative costs for reviewing the application and suitability of each new principal as participants in the franchise business.

9.0          Acknowledgment of Selected Terms and Provisions of the Franchise Agreement.

Developer represents that it has read each of the terms and provisions of the then current form of Franchise Agreement and acknowledges and is willing to agree to each and every obligation of Franchisee thereunder including, but not limited to:

a)           The obligation to deliver execute Personal Guarantees or Investor Covenants Regarding Confidentiality and Non-Competition in connection with the execution of each franchise agreement for Restaurants to be developed under this Agreement;

b)           The obligation to obtain the consent of Franchisor to any security interests to be granted by Developer in the assets or business of the Restaurant to lenders or other financing sources in advance of any agreement to provide those security interests to such third parties;

c)           All in-term and post-term restrictive covenants; and

d)           All territorial rights, options and rights of first refusal retained by Franchisor under the franchise agreement.

10.0        Termination by Developer; Expiration Date.

This Agreement shall terminate immediately upon El Pollo Loco's receipt of Developer's notice to terminate, and any unapplied portion of the Development Fee shall be forfeited to Franchisor in consideration of the rights granted in the Territory up to the time of termination.  Notwithstanding any provision to the contrary contained herein, unless earlier terminated by either party, this Agreement shall expire on ______, 20___, and all rights of Developer herein shall cease and all unapplied or unused Development Fees paid pursuant to Section 3.0 hereof shall be forfeited to Franchisor.

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11.0        Events of Default.

11.1        The following events shall constitute a default by Developer, which shall result in El Pollo Loco's right to declare the immediate termination of this Agreement.

a)           Failure by Developer to meet the requirements of the Development Schedule within the time periods specified therein, including failure by Developer to meet the Site Commitment Date or Opening Date for each site for a Restaurant in a timely manner as set forth in Exhibit “B” and Section 2.5 and 2.7 above.

b)           Any assignment, transfer or sublicense of this Agreement by Developer without the prior written consent of El Pollo Loco.

c)           Any violation by Developer of any covenant, term, or condition of any note or other agreement (including any El Pollo Loco® Franchise Agreement) between Developer and Franchisor (or an affiliate of El Pollo Loco), the effect of which is to allow Franchisor to terminate (or accelerate the maturity of) such agreement before its stated termination (or maturity) date.

d)           Developer's assignment for the benefit of creditors or admission in writing of its inability to pay its debts generally as they become due.

e)           Any order, judgment, or decree entered adjudicating Developer bankrupt or insolvent.

f)            Any petition, or application, by Developer to any tribunal for the appointment of a trustee, receiver, or liquidator of Developer (or a substantial part of Developer's assets), or commencement by Developer of any proceedings relating to Developer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereinafter in effect.

g)           Any filing of a petition or application against Developer, or the commencement of such proceedings, in which Developer, in any way, indicates its approval thereof, consent thereto, or acquiescence therein; or the entry of any order, judgment, or decree appointing any trustee, receiver, or liquidator, or approving the petition in any such proceedings, where the order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

h)           Any entry in any proceeding against the Developer of any order, judgment, or decree, which requires the dissolution of Developer, where such order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

i)            Developer's voluntary abandonment of any of Developer's restaurants.

11.2        The following events shall constitute a default by Developer, which shall result in El Pollo Loco's right to declare the termination of this Agreement, if such default is not cured within thirty (30) days after written notice by Franchisor to Developer:

a)           Developer's default in the performance or observance of any covenant, term, or condition contained in this Agreement not otherwise specified in Section 11.1 above.

b)           The creation, incurrence, assumption, or sufferance to exist of any lien, encumbrance, or option whatsoever upon any of Developer's property or assets, whether now owned or hereafter acquired, the effect of which substantially impairs Developer's ability to perform or observe any covenant, term, or condition of this Agreement.

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c)           Refusal by Developer or Developer’s partners, members, or shareholders to enter individually into the then current form of Franchise Agreements and Personal Guarantee as provided in Section 1.1 above.

d)           Any change, transfer or conveyance (“Transfer”) in the ownership of Developer, which Transfer has not been approved in advance by Franchisor.  Franchisor reserves the right to approve or disapprove any Transfer in its sole discretion.

11.3        If Franchisor is entitled to terminate this Agreement in accordance with Sections 11.1 or 11.2 above, Franchisor shall have the right to undertake the following action instead of terminating this Agreement:

a.           Franchisor may terminate or modify any rights that Developer may have with respect to protected exclusive rights in the Territory, as granted under Section 1.1 above, effective ten (10) days after delivery of written notice thereof to Developer.

If any of such rights are terminated or modified in accordance with this Section 11.3, such action shall be without prejudice to Franchisor’s right to terminate this Agreement in accordance with Sections 11.1 or 11.2 above, and/or to terminate any other rights, options or arrangements under this Agreement at any time thereafter for the same default or as a result of any additional defaults of the terms of this Agreement.

12.0        Effect of Termination.

12.1        Immediately upon termination or expiration of this Agreement, for any reason, all of Developer's development rights granted pursuant to this Agreement shall revert to El Pollo Loco. At the time of termination, only restaurants operating or to be operated under the El Pollo Loco® System by virtue of a fully executed Franchise Agreement shall be unaffected by the termination of this Agreement. Franchisor shall have no duty to execute any Franchise Agreement with Developer after the termination of this Agreement. The foregoing remedies are nonexclusive, and nothing stated in this Section 12.0 shall prevent El Pollo Loco's pursuit of any other remedies available to Franchisor in law or at equity due to the termination of this Agreement.

12.2        Developer understands and agrees that upon the expiration or termination of this Agreement (or in the event of an exclusive development agreement, the failure of Developer to meet the Development Schedule and the resulting loss of exclusive development rights), Franchisor or its subsidiaries or affiliates, in their sole discretion, may open and/or operate restaurants in the Territory, or may authorize or franchise others to do the same, whether it is in competition with or in any other way affects the sales of Developer at the restaurants.

13.0        Non-Waiver.

El Pollo Loco's consent to or approval of any act or conduct of Developer requiring such consent or approval shall not be deemed to waive or render unnecessary El Pollo Loco's consent to or approval of any subsequent act or conduct hereunder.

14.0        Independent Contractor and Indemnification.

14.1        This Agreement does not constitute Developer an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever, and it is understood between the parties hereto that Developer shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of El Pollo Loco. The parties agree that this Agreement does not create a fiduciary relationship between them.

14.2        Under no circumstances shall Franchisor be liable for any act, omission, contract, debt, or any other obligation of Developer. Developer shall indemnify and save Franchisor harmless against any such claim and the cost of defending it arising directly or indirectly from or as a result of, or in connection with, Developer's actions pursuant to this Agreement.

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15.0        Entire Agreement.

This Agreement, including Exhibits "A", "B", “C” and “D” attached hereto, constitutes the entire full and complete agreement between Franchisor and Developer concerning the subject matter hereof and supersedes any and all prior written agreements. Other than the El Pollo Loco® Franchise Disclosure Document circulated with this Agreement (and its exhibits and attachments), no other representations have induced Developer to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties, not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment or modification of this Agreement shall be binding on either party unless written and fully executed.

16.0        Dispute Resolution Procedures

The following shall apply to any controversy between Franchisor and Developer (including its affiliates) relating (a) to this Agreement, (b) the parties business activities conducted as a result of this Agreement, or (c) the parties’ relationship or business dealings with each other generally.

The parties shall first use their best efforts to meet and discuss and negotiate a resolution of the controversy.

If negotiation efforts do not succeed, the parties shall engage in mandatory but non-binding mediation by a mediator jointly chosen by the parties or if the parties cannot agree upon a mediator, by the American Arbitration Association for disputes relating to locations outside of California or Franchise Arbitration and Mediation Services, Newport Beach, California, for disputes relating to locations within California.

A mediation meeting will be held at a place and at a time mutually agreeable to the parties and the mediator.  The Mediator will determine and control the format and procedural aspects of the mediation meeting which will be designed to ensure that both the mediator and the parties have an opportunity to present and hear an oral presentation of each party’s views regarding the matter in controversy.  The parties agree to use good faith efforts to resolve the controversy in mediation.

The mediation will be held as soon as practicable after the negotiation meeting is held.

The mediator will be free to meet and communicate separately with each party either before, during or after the mediation meeting.
In the event that either party requires a substantial amount of information in the possession of the other party in order to prepare for the mediation meeting, the parties will attempt, in good faith, to agree on procedures for the expeditious exchange of such information.  If the parties fail to agree on such procedures, the mediator will determine such procedures and which documents and information will be informally exchanged.

Each party may be represented by one or more other persons, including its counsel, one or more of its business persons, an accountant and a financial consultant.  At least one representative of each party must have the authority to agree upon a settlement of the controversy.

 The mediator may freely express his/her views to the participants on the legal issues unless a participant objects to his doing so.  The mediator may obtain assistance and independent expert advice with the agreement of the participants and at the participants’ expense.  The mediator will not be liable for an act or omission in connection with the role of mediator, other than for gross negligence or willful misconduct.

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If requested by the mediator, each party shall prepare a written summary of its position to the mediator in advance of the mediation meeting.

The mediator may raise legal questions and arguments.

If the parties have failed to reach an acceptable settlement prior to the end of the mediation meeting, the mediator before concluding the mediation meeting, may submit to the parties a settlement proposal which the mediator deems to be equitable to both parties.  Each of the parties will, in good faith, evaluate the proposal and discuss it with the mediator.  In the event that a settlement is not reached, neither the terms of the proposed settlement nor either party’s refusal to agree thereto shall be admissible in any subsequent arbitration or court proceedings.

If a settlement is reached, the mediator or one of the parties at the request of the mediator, will prepare a settlement agreement for execution by the parties.  Such settlement agreement will be revised by the parties and when, in a mutually acceptable form, executed and delivered to each other, such that each party shall receive a duplicate original.

The parties will cooperate and continue to mediate until the mediator terminates the mediation.  The mediate will terminate the mediation upon the earlier of (i) execution of a settlement agreement, (ii) a declaration by the mediator that the mediation is terminated, or (iii) completion of a full day mediation meeting unless extended by agreement of the parties.

At the election of the Franchisor, the provisions of this Section 16 shall not apply to controversies relating to any fee due the Franchisor by Developer or its affiliates, any promissory note payments due the Franchisor by Developer, or any trade payables due the Franchisor by Developer as a result of the purchase of equipment, goods or supplies.  The provisions of this Section 16 shall also not apply to any controversies relating to the use and protection of the El Pollo Loco Marks, the Manual or the El Pollo Loco System, including without limitation, the Franchisor’s right to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the El Pollo Loco Marks or the El Pollo Loco System.

17.0        Severability.

Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid, contrary to, or in conflict with, any existing or future law or regulation, by any court or agency having valid jurisdiction, then such shall be deemed not to be a part of this Agreement, but such shall not impair the operation of, or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, which will continue to be given full force and effect and bind the parties hereto.

18.0        Applicable Law; Choice of Forum; Waiver of Jury Trial.

This Agreement, after review by Developer and El Pollo Loco, was accepted in the State of California and shall be governed by and construed in accordance with the laws of such state. The parties agree that any action brought by either party against each other in any court, whether federal or state, will be brought within the state of California.   The parties hereby waive any right to demand or have trial by jury in any action relating to this Agreement in which the Franchisor is a party.  The parties consent to the exercise of personal jurisdiction over them by such courts and to the propriety of venue of such courts for the purpose of carrying out the provision, and they waive any objection that they would otherwise have to the same.

19.0        Document Interpretation.

All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or plural tense, and any gender, whether masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause may require, the same as if such words had been fully and properly written in the appropriate number or gender. In the event of a conflict in the language, terms, or conditions between this Agreement and any Franchise Agreement issued pursuant to this Agreement, the Franchise Agreement shall control.

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20.0        Covenant Not to Compete.

20.1        To further protect the El Pollo Loco® System while this Agreement is in effect, Developer and each officer, director, shareholder, member, manager, partner and other equity owner, as applicable, of Developer, if Developer is an entity, shall neither directly nor indirectly own, operate, control or any financial interest in any other business which would constitute a “Competitive Business” (as hereinafter defined) without the prior written consent of Franchisor; provided further, that Franchisor may, in its sole discretion, consent to the Developer’s continued operation of any business already in existence and operating at the time of execution of this Agreement.  In addition, Developer covenants that, except as otherwise approved in writing by the Franchisor, Developer shall not, for a continuous, uninterrupted period commencing upon the expiration, termination or assignment of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through or on behalf of, or in conjunction with any person, partnership, corporation or other entity, own, operate, control or have any financial interest in any Competitive Business which is located or has outlets or restaurant units within the Territory.  The foregoing shall not apply to operation of an El Pollo Loco® restaurant by Developer pursuant to a Franchise Agreement with Franchisor or the ownership by Developer of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading on any public exchange or on the over-the-counter market, provided that Developer does not control or become involved in the operations of any such company.  For purposes of this Section 20.1, a Competitive Business shall mean a self-service restaurant or fast-food business which sells chicken and/or Mexican food products, which products individually or collectively represent more than fifty percent (50%) of the revenues from such self-service restaurant or fast-food business operated at any one location during any calendar quarter. A “Competitive Business” shall not include a full-service restaurant.

20.2        In the event that any provision of Section 20.1 shall be determined by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall not be void, but such provision shall be limited to the extent necessary to make it valid and enforceable.

21.0        Notice.

For the purpose of this Agreement, all notices shall be in writing and shall be sent to the party to be charged with receipt thereof either (i) served personally, or (i) sent by certified or registered United States mail, or (ii) sent by reputable overnight delivery service, or (iv) sent by facsimile.  Notices served personally are effective immediately on delivery, and those served by mail shall be deemed given forty-eight (48) hours after deposit of such notice in a United States post office with postage prepaid and duly addressed to the party to whom such notice or communication is directed.  Notices served by overnight delivery shall be deemed to have been given the day after deposit of such notice with such service.  Notices served via facsimile shall be deemed to have been given the day of faxing such notice.   All notices to El Pollo Loco® shall be addressed as follows:

El Pollo Loco, Inc.
Attn:  Legal Department
3535 Harbor Blvd, Suite 100
Costa Mesa, CA  92626
(714) 599-5503 (fax)

All notices to Developer shall be faxed and mailed or sent via overnight service to the Developer's number and address shown on Exhibit "B". Either party may from time to time change its address for the purposes of this Section by giving written notice of such change to the other party in the manner provided in this Section.  Notwithstanding anything to the contrary contained herein, the Franchisor may deliver bulletins and updates to the Developer by electronic means, such as by the internet (e-mail) or an intranet, if any, established by Franchisor.

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22.0        Section Headings.

The section headings appearing in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

23.0        Acknowledgments.

23.1        Developer acknowledges that it has received a complete copy of the El Pollo Loco® Disclosure Document, issuance date _______,20__ at least 14 calendar days prior to the date on which this Agreement was executed by Developer or payment of any monies to the Franchisor.

23.2        Developer acknowledges that it has read and understands this Agreement, the Franchise Agreement, the attachments thereto and the agreements relating thereto contained in the Disclosure Document received by Developer on _____,20__, and that Franchisor has accorded Developer ample opportunity and has encouraged Developer to consult with advisors of Developer's own choosing about the potential benefits and risks of entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate original as of the date and year first written above.

DEVELOPER:	EL POLLO LOCO, INC.,
a Delaware corporation

By:	By:
Its:	Its:

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EXHIBIT "A" TO DEVELOPMENT AGREEMENT

TERRITORY

EXHIBIT "B" TO DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

FRANCHISE NAME:

PRINCIPALS:

NOTICE ADDRESS:

FAX NUMBER:

EMAIL:

COMMENCEMENT DATE:

EXPIRATION DATE:

DEVELOPMENT FEE (SECTION 3.0):

DEVELOPMENT SCHEDULE:

	INITIAL FRANCHISEE AMOUNT[1]	RESAC SUBMITTAL DATES	SITE COMMITMENT DATES (Date for delivery of signed leases or purchase agreements)	OPENING DATE OF RESTAURANT

Restaurant # 1	$40,000.00

Restaurant # 2	$30,000.00

Restaurant # 3	$30,000.00

1 Initial Franchise Fee is the total amount applicable to this unit, without applying the Development Fee deposited with Franchisor at the time of execution of this Agreement.

EXHIBIT “C” TO DEVELOPMENT AGREEMENT

EXISTING EL POLLO LOCO® RESTAURANTS IN THE TERRITORY
EXHIBIT “D” TO DEVELOPMENT AGREEMENT

PREFERRED DEVELOPMENT PROFESSIONAL AGREEMENT
(Architects, Design/Build Contractors, Contractors, Structural and Civil Engineers)

This Agreement (the “Agreement”) is made this ____ day of ____________, 20___ (the “Effective Date”), by and between El Pollo Loco, Inc., located at 3535 Harbor Blvd., Costa Mesa, CA 92626 (“EPL”) and ________________________, located at _______________________________ (hereinafter referred to as “Preferred Development Professional” or “PDP”).

RECITALS

A.
EPL is the franchisor and operator of a national chain of quick-service restaurants serving marinated flame-grilled chicken and Mexican food products and meals.  EPL is actively expanding restaurants nationally throughout the United States, both through company and franchise development.

B.
EPL wishes to insure that new restaurants in all geographic areas of the country meet its specific criteria for uniformity and quality, regardless of location or operation as company or franchised restaurants.  In connection therewith, EPL desires to establish a network of qualified development professionals who meet its standards and to designate those individuals as “Preferred Development Professionals.”

C.
EPL franchise developers who have executed development agreements with El Pollo Loco as of January 1, 2008 will only be permitted to use PDP’s in connection with the development of their EPL Restaurants.

D.	PDP has examined EPL’s criteria for designation as an EPL PDP and has met the standards set by EPL and therefore, desires to be included in EPL’s national network of PDP’s.

E.	EPL is willing to include PDP in its network of approved development professionals provided PDP executes this Agreement and agrees to abide by the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.
Term.   The initial term of this Agreement shall be for two (2) years from the Effective Date, subject to earlier termination as provided in Paragraph 13 below.  The term shall automatically renew for one (1) year successive terms unless either party provides sixty (60) days advance written notice in advance of the expiration date to the other party of its intent not to renew.

2.
PDP Designation.  PDP shall be designated as an El Pollo Loco Preferred Development Professional for use by its franchisees in connection with the development of their El Pollo Loco Restaurants for the term of this Agreement.  EPL will include PDP in its list of authorized development professionals for use by its franchisees and licensees in connection with the development of their EPL Restaurants.  PDP shall use its best efforts to insure that the EPL Restaurants for which it performs work or services are developed in accordance with the requirements of EPL, including approved plans, criteria and specifications.

3.
Proprietary Plans.  EPL shall provide PDP with standard plans and a sample layout for a typical El Pollo Loco Restaurant and a set of required construction, equipment and décor specifications (the “Plans”).  PDP acknowledges that EPL owns the Plans and all proprietary and other property rights and interests thereto, including trade dress rights, in the design and layout of its Restaurants.  PDP shall include the following in all contracts with EPL franchisees or licensees:

“The plans and specifications (including design, layout and equipment specifications) for an EPL Restaurant are the sole property of El Pollo Loco, Inc.  Use of the plans and specifications is limited to the Restaurant for which work is being contracted.”

4.
Confidentiality Covenant.  PDP agrees to treat and keep the Plans and information contained therein strictly confidential and limit access to employees and independent contractors of PDP on a need to know basis only.  PDP acknowledges that the unauthorized use or disclosure of the Plans or the confidential information contained therein or otherwise provided by EPL to PDP will cause irreparable injury to the Company and that damages are not an adequate remedy.  PDP accordingly covenants that without EPL’s prior written consent, which consent may only be given by EPL and not by any of its franchisees or licensees, PDP shall not disclose (except to such employees, agents, contractors or subcontractors as must have access to such Plans in order to construct EPL Restaurants) or use or permit the use of such Plans, or any part thereof, (except as may be required by applicable law or authorized by this Agreement), or copy, duplicate, record or otherwise reproduce such Plans, in whole or in part, or otherwise make the same available to any person or source not authorized in writing by EPL to receive such Plans or the information contained therein.  This covenant shall survive the expiration or termination of this Agreement.

5.
Compliance with Laws. PDP represents and warrants that it possesses all licenses, permits, authorizations and other consents required by applicable law to perform the development activities for which it has contracted with EPL’s franchisee or licensee.  PDP shall perform all work under such contract in full compliance with all applicable laws, regulations, ordinances or statutes.  EPL reserves the right to immediately terminate this Agreement without any opportunity to cure, should PDP breach its representations or covenants under this Paragraph 5.

6.
Architectural Plans.  PDP acknowledges and agrees that all architectural plans must be approved by EPL at the preliminary design phase (before construction ready working drawings are created) and that final plans shall not deviate significantly from the approved preliminary plans.  Should modifications to the approved Plans be required by franchisee, its agents, employees or representatives, or by landlords or governmental agencies, PDP will immediately notify EPL of same and shall submit the modified Plans to EPL for approval.   Such approvals by EPL will be limited to items and issues relating to the El Pollo Loco System only and is not intended to be a verification or approval of the structure of the building, mechanical systems or document accuracy.  PDP shall verify that all architectural plans for the construction of the EPL Restaurant are EPL approved and that only approved plans are used to create working construction drawings for the restaurants.

7.
Construction of the Restaurant.  If PDP is retained by an EPL franchisee or licensee to act as the general contractor for a Restaurant, it hereby agrees to: (a) provide a construction schedule to EPL before the start of construction; (b) provide monthly progress reports to EPL during the construction process; (c) promptly notify EPL and request its approval regarding any material modifications to the approved Plans which become necessary during the construction process (design and specification changes, among other things, shall be deemed material changes); (d) request final inspection of the constructed and fully equipped Restaurant by EPL or its authorized consultants; (e) provide a letter to EPL indicating that the Restaurant has been constructed or remodeled in substantial conformance with the approved final Plans, including any changes thereto approved by the Company, and in accordance with all applicable federal, state and local laws, statutes and ordinances regulating such construction, including without limitation, building, fire, health and safety codes.  All construction approvals by EPL will be limited to items and issues relating to the El Pollo Loco Restaurant system only and are not intended to be verification or approval of the structure of the building, mechanical systems or document accuracy.

8.
ADA Compliance.  Under the Americans with Disabilities Act (“ADA”), certain handicap accessibility requirements are placed on any “person” who owns, leases, leases to, or operates a place of public accommodation.  As an owner, lessor or operator of a restaurant, EPL franchisees and licensees are liable for failures to accommodate disabled people as provided for in the ADA.  In approving Plans submitted by PDP or franchisees, EPL is not an insurer of compliance with the ADA, and shall not be responsible for failures by franchisees, their architects or their contractors to construct buildings that comply with the ADA.

9.
Certificate of Occupancy.  PDP shall insure that EPL receives a copy of any certificate of occupancy issued by the applicable governing authority for each Restaurant for which it performs development professional services within thirty (30) days after opening of the Restaurant.

10.
Use of Trademarks; Press Releases.  PDP shall not use the trademarks, logos or other intellectual property of EPL at any time for any purpose without the prior written consent of EPL’s marketing or legal departments.

11.	Indemnification and Insurance. During the term of this Agreement, PDP shall maintain in full force and effect the kinds of insurance, containing the limits of liability set forth below:

a)           Automobile Liability - If automotive vehicles are operated by PDP in PDP performance of PDP's obligations under this Agreement, PDP shall maintain an automobile liability policy which shall include coverage on all owned, non-owned and hired vehicles and shall have a minimum limit of liability of not less than $100,000 per occurrence;

b)           Workers’ Compensation – PDP shall comply with the Workers’ Compensation law of the State wherein the services are to be rendered.  Such policy shall provide coverage for all persons engaged in activities described in this Agreement under the employ, supervision or control of PDP; and

c)           General Liability – The policy shall contain a combined single limit of liability of not less than $1,000,000 per occurrence.

If the foregoing coverage expires, changes, or is canceled, PDP shall notify EPL within thirty (30) days prior to the effective date of such expiration, change or cancellation.

PDP agrees to indemnify and hold EPL, its officers, directors, employees, agents, affiliates, subsidiaries, parent company, successors and assigns harmless against any and all claims, counterclaims, suits, demands, actions, causes of action, damages, setoffs, liens, attachments, debts, expenses, judgments, or other liabilities of whatsoever kind or nature, including reasonable attorneys' fees and costs, arising from any alleged or actual negligent, willful, reckless, or wrongful act or omission of PDP, PDP's officers, directors, employees and agents in PDP's performance of this Agreement, and from any breach of PDP's representations and warranties or PDP's obligations of confidentiality herein.  These obligations shall survive the termination or expiration of the Agreement.

12.	Independent Contractor. PDP is independent contractor. EPL is not a party to any contract between PDP and EPL franchisees.

13.
Termination.  Either party may terminate this Agreement prior to its expiration date, with or without cause, upon sixty (60) days advance written notice to EPL.  Notwithstanding the foregoing, in the event of a material breach of this Agreement or any provision hereof by PDP, EPL may immediately terminate this Agreement, which termination shall be effective five (5) days after dispatch of the termination notice to PDP.  The parties agree to use reasonable efforts to provide concurrent copies of any termination notice to any franchisee with whom PDP has pending contractual obligations.

14.	Miscellaneous Terms and Conditions.

14.1.        No Implication of Exclusive Use.  Nothing contained in this Agreement shall be deemed or construed to provide PDP an express or implied exclusive right to act or serve as a preferred development professional (or in any other capacity).

14.2.        Relationship of Parties.   The parties agree that except as expressly set forth herein that nothing contained herein shall make either party the fiduciary of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties, including without limitation a joint venture or partnership.

14.3.        Assignment.  PDP may not assign its rights or delegate its obligations hereunder without the prior written consent of EPL, which consent may be withheld in its sole and absolute discretion.  Notwithstanding the foregoing, EPL may assign this Agreement and its rights and obligations hereunder (at any time and for any reason) with notice to PDP, but without obtaining PDP’s prior written consent.

14.4.        Representations and Warranties.  In consideration of EPL entering into this Agreement, PDP makes the following representations and warranties as of the Effective Date, each of which is material and is being relied upon by EPL (and the truth and accuracy of which shall constitute a condition precedent to EPL’s obligations hereunder).

a)           Power.  PDP has the legal power, right and authority to enter into this Agreement.

b)           Requisite Action.  All requisite action (corporate, trust, partnership or otherwise) has been take by PDP in connection with entering into this Agreement, and by the Effective Date, all such necessary action will have been taken.

c)           Individual Authority.  The individuals executing this Agreement on behalf of PDP have the legal power, right and actual authority to bind PDP to the terms and conditions hereof and thereof.

d)           No Conflict.  Neither the execution or delivery of this Agreement, nor compliance with the terms of this Agreement conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, agreement or instrument to which PDP is a party.

14.5.        Notices.  Any notice to be given hereunder to either party shall be in writing and shall be given either by personal delivery (including express or courier service), telecopier transmission, or by registered or certified mail, with return receipt requested, postage prepaid and addressed as follows:

To EPL:	El Pollo Loco, Inc.
3535 Harbor Blvd., Suite 100
Costa Mesa, CA 92626
Attention: Real Estate Department

with copies to:	El Pollo Loco, Inc.
3535 Harbor Blvd., Suite 100
Costa Mesa, CA 92626
Attention: Legal Department

To PDP:

With copies to:

Any party may, by written notice to the other, designate a different address, which shall be substituted for the one specified above. Any such notice shall be deemed to have been delivered upon its receipt or upon the second attempt at delivery, as evidenced by the facsimile confirmation in the case of notice by telecopier, or by the regular records of the person or entity attempting delivery, in all other cases.

14.6.        Time of the Essence.  Time is of the essence of each and every provision of this Agreement.

14.7.        Further Assurances.  Each of the parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.

14.8.        Successors and Assigns. All of the provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties, if any.

14.9.        Amendments.  No provision of this Agreement may be amended except as set forth in a writing and signed by both parties.

14.10.      Construction of Agreement.  Each party and attorneys for each party have participated in the drafting and preparation of this Agreement. Therefore, the provisions of this Agreement shall not be construed in favor of or against either party, but shall be construed as if both parties equally prepared this Agreement.

14.11.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.12.      No Waiver.  The waiver by one party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

14.13.      Severability.  If any provision of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

14.14.      Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached there from without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other party. Counterparts may be delivered by facsimile provided that original executed counterparts are delivered to the recipient on the next business day following the facsimile transmission.

14.15.      Attorneys' Fees, Costs and Expenses.  If any action or proceeding is instituted to enforce or interpret any provision of this Agreement, the prevailing party therein shall be entitled to recover its attorneys' fees, costs and expenses from the losing Party.

14.16.      Survival.  The agreements, indemnity obligations, representations, covenants and warranties of the parties contained herein shall survive the termination of the Agreement.

14.17.      Publicity.  PDP shall not issue any press release or otherwise publicize in any manner the transactions contemplated by this Agreement before or after the Effective Date without EPL’s prior written consent, which EPL may withhold in its sole and absolute discretion.

14.18.      Dispute Resolution Procedures.  The following shall apply to any controversy between the parties relating to this Agreement.

(a)           The parties shall first use their best efforts to meeting and discuss and negotiate a resolution of the controversy.  If negotiation efforts do not succeed, the parties shall engage in mandatory but non-binding mediation by a mediator jointly chosen by the parties or if the parties cannot agree upon a mediator, by the American Arbitration Association for disputes relating to locations outside of California or Franchise Arbitration and Mediation Services, Newport Beach, California, for disputes relating to locations within California.

(b)           A mediation meeting will be held at a place and at a time mutually agreeable to the parties and the mediator.  The Mediator will determine and control the format and procedural aspects of the mediation.  The mediation will be held as soon as practicable after the negotiation meeting is held.

(c)           In the event that either party requires a substantial amount of information in the possession of the other party in order to prepare for the mediation meeting, the parties will attempt, in good faith, to agree on procedures for the expeditious exchange of such information.

(d)           The parties will cooperate and continue to mediate until the mediator terminates the mediation.  The mediator will terminate the mediation upon the earlier of (i) execution of a settlement agreement, (ii) a declaration by the mediator that the mediation is terminated, or (iii) completion of a full day mediation meeting unless extended by agreement of the parties.

(e)           If after good faith efforts, mediation efforts have failed, the parties may pursue all available remedies in law and equity.

14.19.     Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and shall supersede all prior and contemporaneous agreements, representations, negotiations and understandings of the parties, oral or written.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the Effective Date first above written.

“EPL”	“PDP”
El Pollo Loco, Inc.,
A Delaware corporation	a

By:	By:
Name:	Name:
Title:	Title: